UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-A/A
(Amendment No. 1)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
Main Street Restaurant Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	11-2948370

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

5050 N. 40th Street, Suite 200
Phoenix, Arizona	85018

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☑
Securities Act registration statement file number to which this form relates:                                          (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
Preferred Stock Purchase Rights

(Title of class)

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered
Item 2. Exhibits
SIGNATURE

     The undersigned registrant, Main Street Restaurant Group, Inc. (the “Company”), hereby amends and supplements the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on May 24, 2005 (the “Form 8-A”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Form 8-A.
Item 1. Description of Registrant’s Securities to be Registered.
     The response to Item 1 of the Form 8-A is hereby amended by adding the following after the last paragraph thereof:
     On May 19, 2006, the Company and Computershare Trust Company, Inc. entered into an amendment (the “Amendment”) to the Rights Agreement, dated as of May 23, 2005, between the Company and Computershare Trust Company, Inc. (as amended, the “Rights Agreement”). The Amendment was entered into in connection with the execution of an Agreement and Plan of Merger among the Company, Briad Main Street, Inc., and Main Street Acquisition Corporation, dated as of May 19, 2006 (the “Merger Agreement”). Pursuant to the Merger Agreement, Main Street Acquisition Corporation commenced an offer to purchase all of the outstanding shares of the Company’s common stock (the “Offer”), and, following such acquisition, Main Street Acquisition Corporation will be merged with and into the Company (the “Merger”).
     The effect of the Amendment was to permit the execution of the Merger Agreement and the performance of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, without triggering a separation or exercise of the Rights (as defined in the Rights Agreement) or any adverse event under the Rights Agreement.
     The Amendment generally provides that (i) none of Briad Main Street, Inc., Main Street Acquisition Corporation, or any of their respective shareholders, affiliates, or associates, shall be deemed to be an Acquiring Person (as defined in the Rights Agreement) by reason of (1) the approval, execution, or delivery of the Merger Agreement, (2) the announcement, commencement, or consummation of the Offer or the Merger, or (3) the consummation of any other transactions specifically contemplated by the Merger Agreement; (ii) no Distribution Date (as defined in the Rights Agreement), no Flip-In Event (as defined in the Rights Agreement), no event described in Section 13 of the Rights Agreement, and no Shares Acquisition Date (as defined in the Rights Agreement) shall occur, or be deemed to occur, and no Rights shall be exercisable under the Rights Agreement, by reason of (1) the approval, execution, or delivery of the Merger Agreement, (2) the announcement, commencement, or consummation of the Offer or the Merger, or (3) the consummation of any other transactions specifically contemplated by the Merger Agreement; and (iii) the Rights Agreement shall expire upon the Effective Time (as defined in the Merger Agreement) of the Merger.
     The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment, which is filed herewith as Exhibit 4.5 and is incorporated herein by reference.

Item 2. Exhibits.
     The response in Item 2 of the Form 8-A is hereby amended and restated in its entirety as follows:

Exhibit
No.	Description

3.5	Certificate of Elimination of the Class A Preferred Stock (1)

3.6	Certificate of Elimination of the Class B Preferred Stock (1)

3.7	Certificate of Designation of Series A Junior Participating Preferred Stock (1)

4.4	Rights Agreement, dated as of May 23, 2005 between Main Street Restaurant Group, Inc. and Computershare Trust Company, Inc., as Rights Agent, together with the following exhibits thereto: Exhibit A — Form of Certificate of Designation of Series A Junior Participating Preferred Stock of Main Street Restaurant Group, Inc.; Exhibit B — Form of Right Certificate; Exhibit C — Summary of Rights to Purchase Preferred Shares of Main Street Restaurant Group, Inc. (1)

4.6	Amendment No. 1 to Rights Agreement, dated May 19, 2006 between Main Street Restaurant Group, Inc. and Computershare Trust Company, Inc., as Rights Agent (2)

99.1	Press Release dated May 23, 2005 (1)

(1)	Incorporated by reference to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on May 24, 2005

(2)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 22, 2006

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SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MAIN STREET RESTAURANT GROUP, INC.
Date: June 28, 2006	/s/ William G. Shrader
William G. Shrader
President and Chief Executive Officer

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